Exhibit 10.13
Arrangement for Compensation of Non-Employee Directors
Non-employee directors of International Fight League, Inc. (the “Company”) receive equity grants, and currently do not receive any cash compensation. Under current non-employee director compensation arrangement, non-employee directors receive an upfront grant of options to purchase 300,000 shares of common stock. Beginning February 20, 2008, and every six months thereafter, each non-employee director will receive an additional grant of options to purchase 50,000 shares. All option grants (a) will be awarded under the Company’s 2006 Equity Incentive Plan (the “Plan”), (b) will have an exercise price equal to the fair market value (as defined in the Plan) of he Company’s common stock on the grant date, (c) will have a ten year expiration date, and (d) will vest in six equal semi-annual installments, commencing six months after the grant.